EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated March 30, 2015 relating to the consolidated financial statements of Auris Medical Holding AG as of and for the year-end December 31, 2014 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Historical And Other Financial Information”, “Selected Consolidated Financial and Other Information” and “Experts” in such Prospectus.

Deloitte AG

/s/ James D. Horiguchi	/s/ Matthias Gschwend
James D. Horiguchi	Matthias Gschwend

Zurich, Switzerland

April 21, 2015